Exhibit 99.1

News Release	Energy Partners, Ltd.
201 St. Charles Avenue, Suite 3400
New Orleans, Louisiana 70170
(504) 569-1875

EPL Reports Third Quarter 2009 Financial and Operational Results

New Orleans, Louisiana, November 9, 2009…Energy Partners, Ltd. (“EPL” or the “Company”) (NYSE:EPL) today reported financial and operational results for the period ended September 30, 2009, reflecting the reorganization accounting rules applied in connection with its emergence from bankruptcy on September 21, 2009 pursuant to its plan of reorganization (the “Plan”). EPL reported net income of $29.4 million for the third quarter of 2009. Results for the third quarter of 2009 included expenses of $11.6 million from reorganization items, a loss on discharge of debt of $2.7 million, and fresh start adjustments totaling a gain of $57.1 million. Without these adjustments, the reported net income of $29.4 million would have been a net loss of $13.4 million.

Gary C. Hanna, the Company’s CEO, stated, “I am very encouraged with our progress since I came on board with the new EPL. This third quarter 2009 reporting period marks the end of the incurrence of the substantial costs of the reorganization, and we can now start to see the positive effects of our recapitalized balance sheet going forward.”

Hanna continued, “Our near term focus on realigning our cost structure, converting our core proved non-producing oil assets to cash flow and internalizing plugging and abandonment expertise is being aggressively implemented. As we continue the portfolio review process, we will high grade our internal opportunities while remaining opportunistic to strategic options made available with our increased financial flexibility and improved capital structure. With that said, we will strive to maintain a healthy balance sheet and will be disciplined in our capital allocation. I look forward to working with our dedicated team to achieve our goals.”

Effects of Reorganization

Highlights of the Company’s reorganization under the Plan include the following:

•

The Plan provided for, among other things, reducing EPL’s outstanding indebtedness by converting its $455 million of senior unsecured notes and unpaid interest thereon into approximately 95% of the new EPL common stock issued pursuant to the Plan.

•

As a part of the consummation of the Plan, the Company entered into a three-year senior secured credit facility (the “Credit Facility”) comprised of a $45 million revolver and a $25 million one-year amortizing term loan. The Credit Facility provides for an initial borrowing base of $70 million, which is reduced ratably with repayment of the term loan. The Company also issued Senior Subordinated Secured PIK Notes due 2014 (the “Notes”) in principal amount of approximately $61 million. The Company’s outstanding indebtedness under the Credit Facility and from the issuance of the Notes totaled approximately $111 million immediately following consummation of the Plan.

•

EPL has delivered to the Minerals Management Service (“MMS”) all necessary surety bonds in support of decommissioning obligations on certain federal leases in the Gulf of Mexico, and production shut-in from the leases in the Company’s East Bay field by a prior March 2009 MMS order recommenced on September 23, 2009.

•	A new five-member Board of Directors was appointed pursuant to the Plan, and Gary C. Hanna was appointed by the Board as Chief Executive Officer.

•

Pursuant to the Plan, EPL issued approximately 40 million shares of new common stock to its former noteholders and stockholders, which on September 23, 2009 began trading on the New York Stock Exchange under the ticker symbol “EPL.”

•	The Company’s balance sheet reflects fresh-start accounting treatment as of September 30, 2009.

Fresh-Start Accounting

On September 30, 2009, the Company implemented fresh-start accounting and reporting in accordance with financial reporting requirements for entities in bankruptcy reorganization. Under fresh-start accounting, the Company was required to re-value its assets and liabilities based upon their estimated fair market values as of September 30, 2009.

The allocation of the reorganization value to the Company’s assets was determined based on financial projections that the Company and its advisors developed which were used to calculate the estimated fair values of the Company’s assets as of September 30, 2009. Under reorganization accounting, a new entity is deemed created for financial reporting purposes. References to “Successor Company” refer to the Company on and after September 30, 2009, and references to “Predecessor Company” relate to the Company prior to the effects of the reorganization. As a result of implementing reorganization accounting, the financial statements for the Successor Company are not comparable to the Predecessor Company.

Application of reorganization accounting resulted in estimated fair value adjustments totaling a $57.1 million increase to net income due to changes in the carrying amounts of EPL’s property and equipment and asset retirement obligations. The estimated fair value of EPL’s property and equipment, primarily proved oil and natural gas reserves, exceeded the Predecessor Company’s book value by $31.3 million. Additionally, the estimated fair value of EPL’s asset retirement obligations was less than the Predecessor Company’s book value by $25.8 million.

The Predecessor Company also recorded a $2.7 million loss on the discharge of the $455 million of senior unsecured notes and unpaid interest which were converted into approximately 95% of the new EPL common stock issued pursuant to the Plan. Further, the Predecessor Company’s equity accounts, after consideration of the adjustments described above, were eliminated. EPL’s new equity at September 30, 2009, totaling $500.9 million, represents the approximately 40 million shares of new EPL common stock issued pursuant to the Plan.

Predecessor Company Third Quarter 2009 Results

As noted above, the Predecessor Company reported net income of $29.4 million for the third quarter of 2009. Results for the third quarter of 2009 included expenses of $11.6 million from reorganization items, a loss on discharge of debt of $2.7 million, and fresh start adjustments totaling a gain of $57.1 million. Without these adjustments, the reported net income of $29.4 million would have been a net loss of $13.4 million.

Revenue for the third quarter of 2009 was $46.1 million versus $94.7 million in the same period a year ago. Discretionary cash flow, which is cash flow from operating activities before changes in working capital and exploration expenses, was $13.4 million and EBITDAX was $21.6 million for the third quarter of 2009 (see reconciliation of discretionary cash flow and EBITDAX in the tables). Cash flow from operating activities in the third quarter of 2009 was $5.2 million, compared with $80.5 million in the same quarter a year ago.

Production for the third quarter of 2009 averaged 14,830 barrels of oil equivalent (“Boe”) per day. Natural gas production averaged 59.0 million cubic feet (“Mmcf”) per day and oil production averaged 4,992 barrels of oil per day. Third quarter 2009 production volumes were higher than third quarter 2008 production volumes of 12,263 Boe per day. Price realizations, all of which are stated before the impact of derivative instruments, averaged $61.77 per barrel for oil and $3.26 per thousand cubic feet (“Mcf”) of natural gas in the third quarter of 2009, compared to $114.61 per barrel and $10.22 per Mcf in the third quarter of 2008.

Third quarter 2009 production increased 21% over the third quarter of 2008 as a result of the contribution of deepwater production in Mississippi Canyon 248 beginning in November 2008 and the restoration of substantially all storm related shut-in production from the third quarter 2008 occurrences of Hurricanes Gustav and Ike. Production declined in the third quarter 2009 versus the second quarter 2009, primarily as a result of gas declines in the Company’s Western offshore area. Lower lease operating expenses and general and administrative expenses were also realized in the third quarter 2009 versus both the same period a year ago and the second quarter of 2009 as a direct result of material cost reductions associated with the Company’s restructuring. The cost reductions include company personnel, third party contractors and consultants combined with lower service industry costs. These impacts were offset by reduced revenues in the quarter as a result of a 60% decrease in average realized prices on a barrel of oil equivalent basis compared to a year ago.

For the nine months ended September 30, 2009, the Predecessor Company reported a net loss of $36.1 million. This compares to net income of $40.8 million in the same period of 2008. Discretionary cash flow and EBITDAX for the first nine months of 2009 totaled $36.4 million and $62.6 million, respectively (see reconciliation of discretionary cash flow and EBITDAX in tables). Cash flow from operating activities in the first nine months of 2009 was $14.4 million, compared to $199.9 million in the same period of 2008.

For the first nine months of 2009, capital expenditures for exploration and development activities totaled approximately $5 million, and for full year are projected to total approximately $10 million. In addition, expenses from plugging and abandonment and other decommissioning operations for 2009 are estimated to total approximately $24 million, of which approximately $22 million was incurred in the first nine months of 2009.

As of September 30, 2009, the Successor Company had unrestricted cash on hand of $43.9 million and $22 million of restricted cash and total outstanding debt of $111 million. The Successor Company had $25 million of outstanding debt on the revolving portion of its Credit Facility at the end of the third quarter, with another $20 million of borrowing capacity available. The Company will undergo its first borrowing base redetermination beginning in December 2009. As previously announced, EPL has completed a commodity risk management program that has met the conditions of the hedging requirements under the Company’s Credit Facility with the purchase of crude oil floors and the placement of swap contracts that cover the period from October 2009 to December 2011. The complete schedule of the Company’s current hedging program can be found on the Company’s website at www.eplweb.com in the Investor Relations section.

Hanna continued, “Our overall investment approach going forward into 2010 will be conservative and protective of the balance sheet. We plan to manage capital expenditures prudently in a concerted effort to stay well below our expected cash flow, initially concentrating on arresting production decline. We will also continue to focus on controlling our cash operating costs. These combined efforts should enable us to build liquidity.”

Fourth Quarter 2009 Guidance

ESTIMATED PRODUCTION & SWAP HEDGE VOLUMES

Net Production (per day):		Swap Contract Volume	% Volume Swap Contracted
Oil (Bbls)(1)	4,700 - 5,200	954	18-20%
Natural gas (Mcf)	45,000-50,000	0	0%
Total (Boe)	12,500-13,500	954	7-8%

ESTIMATED DIFFERENTIALS
WTI ($/Bbl)	$(1.50)
Henry Hub ($/Mcf)	$(0.10)

ESTIMATED EXPENSES (in Millions, unless otherwise noted)
Lease Operating (including energy insurance)
Base Loe	$10.4-11.4
Energy Insurance	2.6

	$13.0-14.0

General & Administrative(2)	$3.5-4.5
Taxes, other than on earnings (% of revenue)	2%-4%
Exploration Expense	$0.4-3.0
DD&A ($/Boe)	21.00-25.00

Interest Expense
Non-Cash (interest and accretion of OID on PIK Notes)	$3.8
Cash	0.6-0.8

Total	$4.4-4.6

Tax Rate (%)	34-37%

CAPITAL EXPENDITURES
Exploration & Development	$2.5-5.0
Plugging and Abandonment & Decommissing work	2.0

	$4.5-7.0

(1)	Natural gas liquids included in oil volume and are estimated at ~300-500 Bbls per day.
(2)	Includes non-cash stock based compensation expense of approximately $0.5 million in 4Q09 and excludes energy insurance historically carried in G&A.

Conference Call Information

EPL has scheduled a conference call for today, November 9, 2009 at 9:30 A.M. Central Time/10:30 A.M. Eastern Time to review results for the third quarter and the first nine months of 2009. On the call, management will discuss operational and financial results including the implementation of “fresh-start” accounting, as well as provide further details on the fourth quarter guidance given above. To participate in the EPL conference call, callers in the United States and Canada can dial (866) 845-8624 and international callers can dial (706) 634-0487. The Conference I.D. for callers is 38818011.

The call will be available for replay beginning two hours after the call is completed through midnight of November 23, 2009. For callers in the United States and Canada, the toll-free number for the replay is (800) 642-1687. For international callers the number is (706) 645-9291. The Conference I.D. for all callers to access the replay is 38818011.

The conference call will be webcast live as well for on-demand listening at the Company’s web site, www.eplweb.com. Listeners may access the call through the “Conference Calls” link in the Investor Relations section of the site. The call will also be available through the CCBN Investor Network.

Description: Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, LA and Houston. The Company’s operations are concentrated in the shallow to moderate depth waters in the Gulf of Mexico focusing on the areas offshore Louisiana as well as the deepwater Gulf of Mexico in depths less than 5,000 feet. For more information, please visit www.eplweb.com.

Investors/Media

T.J. Thom

Principal Financial Officer

504-799-1902

tthom@eplweb.com

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL expects, believes, plans, projects, estimates or anticipates will or may occur in the future are forward-looking statements. We believe these judgments are reasonable, but actual results may differ materially due to a variety of important factors. Among other items, such factors might include: changes in general economic conditions; uncertainties in reserve and production estimates; unanticipated recovery or production problems; hurricane and other weather-related interference with business operations; the effects of delays in completion of, or shut-ins of, gas gathering systems, pipelines and processing facilities; oil and natural gas prices and competition; the impact of derivative positions; production expenses and expense estimates; cash flow and cash flow estimates; future financial performance; planned and unplanned capital expenditures; and other matters that are discussed in EPL’s filings with the Securities and Exchange Commission. (http://www.sec.gov/).

ENERGY PARTNERS, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Predecessor Company
	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues:
Oil and natural gas	$46,072	$94,626	$134,583	$317,723
Other	37	46	302	133

	46,109	94,672	134,885	317,856

Costs and expenses:
Lease operating	12,848	16,004	39,016	44,880
Transportation expense	270	379	699	1,045
Exploration expenditures and dry hole costs	332	2,605	1,650	29,352
Impairments	1,502	110	8,082	1,843
Depreciation, depletion and amortization	29,750	22,731	95,944	84,785
Accretion expense	1,859	1,111	5,536	3,254
General and administrative	5,047	12,052	26,773	34,904
Taxes, other than on earnings	3,212	3,034	5,987	8,728
Loss on abandonment activities	3,159	—	3,732	1,162
(Gain) loss on sale of assets	—	(283)	—	(6,877)
Other	(15)	(5)	(26)	(9)

Total costs and expenses	57,964	57,738	187,393	203,067

Business interruption recovery	—	—	1,185	—

Income (loss) from operations	(11,855)	36,934	(51,323)	114,789

Other income (expense):
Interest income	—	284	47	651
Interest expense	(1,576)	(11,124)	(17,813)	(34,475)
Gain (loss) on derivative instruments	—	27,944	2,728	(16,865)

	(1,576)	17,104	(15,038)	(50,689)

Income (loss) before reorganization items, loss on discharge of debt, fresh-start adjustments and income taxes	(13,431)	54,038	(66,361)	64,100
Reorganization items	(11,596)	—	(24,198)	—
Loss on discharge of debt	(2,666)	—	(2,666)	—
Fresh-start adjustments	57,111	—	57,111	—

Income (loss) before income taxes	29,418	54,038	(36,114)	64,100
Income taxes	—	(19,593)	—	(23,344)

Net income (loss)	$29,418	$34,445	$(36,114)	$40,756

Net income (loss), as reported	$29,418	$34,445	$(36,114)	$40,756
Add back:
Income taxes	—	19,593	—	23,344
Net interest expense	1,576	10,840	17,766	33,824
Depreciation, depletion, amortization and accretion	31,609	23,842	101,480	88,039
Impairments	1,502	110	8,082	1,843
Exploration expenditures and dry hole costs	332	2,605	1,650	29,352
Less impact of:
Reorganization items, loss on discharge of debt and fresh start adjustments	(42,849)	—	(30,247)	—
Unrealized (gain) loss due to the change in fair market value of derivative contracts	—	(29,784)	—	(780)

Deduct:
Income tax adjustment for above items	—	(9,794)	—	(63,224)

EBITDAX	$21,588	$51,857	$62,617	$153,154

EBITDAX is defined as net income (loss) before interest expense, income taxes, depreciation, depletion and amortization, exploration expenditures and dry hole costs and cumulative effect of change in accounting principle, and further deducts income (loss) before reorganization items, loss on discharge of debt, fresh-start adjustments and the unrealized gain or loss of our derivative contracts. We have reported EBITDAX because we believe EBITDAX is a measure commonly reported and widely used in our industry as an indicator of a company’s ability to internally fund our exploration and development activities and incur and service debt. EBITDAX is not a calculation based on generally accepted accounting principles (GAAP) in the United States and should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Investors should carefully consider the specific items included in our computation of EBITDAX. Investors should be cautioned that EBITDAX as reported by us may not be comparable in all instances to EBITDAX as reported by other companies. In addition, EBITDAX does not represent funds available for discretionary use.

ENERGY PARTNERS, LTD.

CONSOLIDATED STATEMENTS OF NET CASH PROVIDED BY

OPERATING ACTIVITIES

(In thousands)

(Unaudited)

	Predecessor Company
	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Cash flows from operating activities:
Net income (loss)	$29,418	$34,445	$(36,114)	$40,756
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	29,750	22,731	95,944	84,785
Accretion	1,859	1,111	5,536	3,254
Loss on discharge of debt	2,666	—	2,666	—
Fresh-start adjustments	(57,111)	—	(57,111)	—
Unrealized gain on derivative contracts	—	(29,784)	—	(780)
Non-cash compensation	1,423	1,274	3,422	4,076
Deferred income taxes	—	19,586	—	22,687
Gain on sale of oil and gas assets	—	(268)	—	(6,879)
Exploration expenditures	98	638	126	22,652
Impairments of properties	1,502	108	8,082	1,843
Amortization of deferred financing costs	355	432	8,356	1,270
Loss on abandonment activities	3,158	—	3,732	1,162
Other	1	451	270	226
Changes in operating assets and liabilities:
Trade accounts receivable	(4,908)	38,257	5,001	31,368
Prepaid expenses	(449)	681	677	1,436
Other assets	(513)	(2,502)	(641)	(1,616)
Accounts payable and accrued expenses	7,226	(431)	(2,414)	4,054
Asset retirement obligations	(8,589)	(6,218)	(22,374)	(10,283)
Other liabilities	(680)	(19)	(792)	(96)

Net cash provided by operating activities	$5,206	$80,492	$14,366	$199,915

Reconciliation of discretionary cash flow:
Net cash provided by operating activities	5,206	80,492	14,366	199,915
Changes in working capital	7,913	(29,768)	20,543	(24,863)
Non-cash exploration expenditures and impairments	(1,600)	(746)	(8,208)	(24,495)
Total exploration expenditures, dry hole costs and impairments	1,834	2,715	9,732	31,195

Discretionary cash flow	$13,353	$52,693	$36,433	$181,752

The table above reconciles discretionary cash flow to net cash provided by operating activities. Discretionary cash flow is defined as cash flow from operations before changes in working capital and exploration expenditures. Discretionary cash flow is widely accepted as a financial indicator of an oil and natural gas company’s ability to generate cash which is used to internally fund exploration and development activities, pay dividends and service debt. Discretionary cash flow is presented based on management’s belief that this non-GAAP financial measure is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income. Investors should be cautioned that discretionary cash flow as reported by the Company may not be comparable in all instances to discretionary cash flow as reported by other companies.

ENERGY PARTNERS, LTD.

SELECTED PRODUCTION, PRICING AND OPERATIONAL STATISTICS

(Unaudited)

	Predecessor Company
	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

PRODUCTION AND PRICING
Net Production (per day):
Oil (Bbls)	4,992	5,189	5,127	5,994
Natural gas (Mcf)	59,025	42,445	61,029	51,687
Total (Boe)	14,830	12,263	15,299	14,608
Average Sales Prices:
Oil (per Bbl)	$61.77	$114.61	$49.88	$107.67
Natural gas (per Mcf)	3.26	10.22	3.89	9.95
Average (per Boe)	33.77	83.87	32.22	79.38
Oil and Natural Gas Revenues (in thousands):
Oil	$28,372	$54,712	$69,812	$176,829
Natural gas	17,700	39,914	64,771	140,894
Total	46,072	94,626	134,583	317,723

Impact of Derivatives (1):
Oil (per Bbl)	$—	$52.40	$1.82	$(9.90)
Natural gas (per Mcf)	—	0.75	0.01	(0.04)

OPERATIONAL STATISTICS
Average Costs (per Boe):
Lease operating expense	$9.42	$14.19	$9.34	$11.21
Depreciation, depletion and amortization	21.81	20.15	22.97	21.18
Accretion expense	1.36	0.98	1.33	0.81
Taxes, other than on earnings	2.35	2.69	1.43	2.18
General and administrative	3.70	10.68	6.41	8.72

(1)	The derivative amounts are included in Other income (expense) in the consolidated statements of operations and represent the current fair value of future settlements.

ENERGY PARTNERS, LTD.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	Successor Company September 30, 2009	Predecessor Company December 31, 2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$43,935	$1,991
Trade accounts receivable	24,457	29,264
Receivables from insurance	4,036	4,230
Fair value of commodity derivative instruments	2,379	5,415
Prepaid expenses	4,445	4,522

Total current assets	79,252	45,422

Property and equipment	619,274	1,646,805
Less accumulated depreciation, depletion and amortization	—	(958,438)

Net property and equipment	619,274	688,367

Restricted cash	22,148	21,271
Other assets	4,575	3,350
Deferred financing costs — net of accumulated amortization	2,988	8,356

	$728,237	$766,766

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,167	$39,517
Accrued expenses	37,804	63,973
Asset retirement obligations	9,308	18,181
Secured bank credit facility term loan	25,000	—
Secured bank credit facility	—	43,000
Senior unsecured debt	—	454,501
Other current liabilities	—	1,608

Total current liabilities	89,279	620,780

Long-term debt	80,001	—
Asset retirement obligations	57,892	87,506
Fair value of commodity derivative instruments	—	55
Other	191	1,306
Commitments and contingencies

	227,363	709,647

Stockholders’ equity:
Preferred stock: Successor Company - $0.001 par value; Authorized 1,000,000 shares; no shares issued and outstanding. Predecessor Company - $1 par value; Authorized 1,700,000 shares; no shares issued and outstanding	—	—
Common stock: Successor Company - $0.001 par value; Authorized 75,000,000 shares; 40,017,604 issued and outstanding at September 30, 2009. Predecessor Company - $0.01 par value; Authorized 100,000,000 shares; 44,323,293 shares issued at December 31, 2008; 32,083,307 outstanding, net of treasury shares, at December 31, 2008.	40	444
Additional paid-in capital	500,834	382,232
Accumulated deficit	—	(67,201)
Treasury stock: Predecessor Company, at cost, 12,239,986 shares at December 31, 2008	—	(258,356)

Total stockholders’ equity	500,874	57,119

	$728,237	$766,766